A.M. Best Affirms ‘A’ Rating and Changes Outlook for
American Safety Insurance Group of Companies to “Stable”

Hamilton, BERMUDA (October 2, 2006) — American Safety Insurance Holdings, Ltd. (NYSE:ASI) announced today that A.M. Best Company has affirmed the rating of “A” (Excellent) of its U.S. insurance and Bermuda reinsurance subsidiaries, and has changed the outlook to “stable”.

The rating applies to the members of the American Safety Insurance Group of Companies, which includes: American Safety Casualty Insurance Co.; American Safety Indemnity Co.; American Safety Reinsurance, Ltd.; and ASI’s non-subsidiary affiliate, American Safety Risk Retention Group, Inc.

“We are pleased that A.M. Best, the insurance industry’s premier rating company, continues to recognize our ongoing dedication to underwriting discipline and financial stability by affirming our “A” (Excellent) rating for the 11th consecutive year,” said Stephen R. Crim, President and CEO of American Safety Insurance Holdings, Ltd., “The change to a stable outlook supports our improved underwriting results and our strong balance sheet.”

According to A.M Best’s Financial Strength Rating Rationale, “The rating reflects the Group’s favorable capitalization, profitable underwriting results and effective management of its insurance and investment programs. The rating further recognizes the Group’s underwriting expertise in its niche markets, the custom designed risk management programs it offers to clients, and its commitment to maintaining underwriting discipline.”

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda-based holding company, offers innovative insurance solutions in the alternative insurance market for environmental remediation, contracting and other specialty risks through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries American Safety Casualty Insurance Company, American Safety Indemnity Company and its non-subsidiary affiliate, American Safety Risk Retention Group, Inc., which, as a group, are rated “A” (Excellent) VIII by A.M. Best.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, and are subject to change based on various factors. For additional factors, which could influence the results of the Company’s operating and financial performance, see the Company’s Form 10-Q, dated August 14 , 2006, as on file with the Securities and Exchange Commission.

Contact:
American Safety Insurance Services, Inc.                      Cameron and Associates
Bill Tepe                                                              Kevin McGrath
Investor Relations                                                     (212) 245-4577
(800) 388-3647